Exhibit 10.1

Metropolitan Bank Holding Corporation

AND MetropOLitan commercial bank

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of April 25, 2018 (the “Commencement Date”), by and between Metropolitan Commercial Bank, a commercial bank with its main office at 99 Park Avenue, New York, New York 10016 (the “Bank”) and a wholly owned subsidiary of Metropolitan Bank Holding Corp., a New York corporation with its principal place of business also located at 99 Park Avenue, New York, New York 10016 (the “Company”), and Scott Lublin, a natural person residing in East Brunswick, New Jersey (“Executive”). The Company is a signatory to this Agreement for the sole purpose of guaranteeing the payments hereunder.

WHEREAS, Executive has accepted a position with the Bank as Executive Vice President and Chief Lending Officer of the Bank; and

WHEREAS, the Bank considers the maintenance of a competent and experienced executive management team to be essential to its long-term success; and

WHEREAS, the Board of Directors of the Bank (the “Bank’s Board”) has determined that it is in the best interests of the Bank that Executive serve as the Bank’s Executive Vice President and Chief Lending Officer, pursuant to this Agreement, which will supersede in its entirety any and all other agreements and understandings between Executive and the Bank or the Company regarding Executive’s employment by the Bank; and

WHEREAS, Executive is willing to serve the Bank in the positions and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.            POSITION AND RESPONSIBILITIES.

(a)          Positions. During the period of Executive’s employment under this Agreement, Executive agrees to serve as Executive Vice President and Chief Lending Officer of the Bank.

(b)          Responsibilities. As Executive Vice President and Chief Lending Officer of the Bank, Executive shall perform all duties and have all powers that are commonly incident to such offices or which, consistent with such offices, may be delegated to Executive by the President and Chief Executive Officer of the Bank, including but not limited to the day to day lending operations of the Bank. During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, or other reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the the Bank and its affiliates, as well as participation in community, professional and civic organizations; provided, however, that, with the approval of the Bank’s Board, as evidenced by a resolution thereof, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, any such other companies or organizations that, in the judgment of the Bank’s Board, will not present any conflict of interest with the Bank or its affiliates, or materially negatively impact or interfere with Executive’s performance of his duties pursuant to this Agreement.

(c)          Working Facilities. The Bank will furnish Executive with the working facilities and staff customary for executive officers with the title and duties set forth in this Agreement and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the main office of the Bank or such other office as may be agreed upon from time to time by the parties.

2.            TERM OF EMPLOYMENT.

(a)          Term. The term of Executive’s employment under this Agreement (the “Term”) shall be (i) the initial term of employment, consisting of the period commencing on the Commencement Date and expiring on the third anniversary of the Commencement Date, plus (ii) any and all extensions of the Term made pursuant to paragraph (b) of this Section 2 below. Upon expiration of the last day of the Term, if and as thus extended (the “Expiration Date”), Executive’s employment under this Agreement shall terminate, if it has not earlier terminated pursuant to the provisions hereof.

(b)          Extension of Term. The Term of Executive’s employment under this Agreement shall be automatically extended by one day upon completion of each day of Executive’s employment hereunder, such that a constantly extending twenty-four (24) calendar month Term shall remain in effect hereunder, provided, however, that the Bank may elect at any time, for any reason or no reason, to discontinue such automatic extension, by delivery of a written notice of such discontinuation to Executive, prepared and delivered in accordance with the provisions of Section 8(a) below (any such notice, a “Non-renewal Notice”), in which event the Term of Executive’s employment under this Agreement shall no longer be automatically extended for each day of employment hereunder, but rather shall expire on a fixed Expiration Date, such being the third anniversary of the date of the Non-renewal Notice, as specified in such notice. During the period commencing not more than sixty (60) and not less than thirty (30) days prior to each anniversary of the Commencement Date of this Agreement (each, an “Anniversary Date”), assuming no prior Non-renewal Notice has been delivered by the Bank to Executive, the Bank’s Board will conduct a review of Executive’s performance, and in connection therewith, will make a determination as to whether the automatic extension of the Term of Executive’s employment, as described in the preceding sentence, will be permitted to continue, or alternatively, whether such automatic extension of the Term will be discontinued, such that a fixed Expiration Date will be established.

(c)           Early Termination. At any time during the Term of this Agreement, Executive’s employment hereunder may be terminated early, i.e., before the Expiration Date, (i) by the mutual agreement of the parties hereto, (ii) by one of the parties hereto, without the consent of the other party, under certain circumstances and subject to certain terms and conditions as set forth in Sections 4, 5 and 7 hereof, or (iii) upon the death, Disability or Retirement of Executive, as set forth in Section 12 hereof. The effective date of any such early termination of Executive’s employment hereunder shall be referred to as the “Termination Date.”

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 3.           COMPENSATION AND BENEFITS.

(a)           Base Salary. During the Term of Executive’s employment under this Agreement, the Bank shall pay to Executive for all services rendered by Executive under this Agreement a base salary (“Base Salary”) at the initial rate of $400,000 per annum, subject to possible increases from time to time as provided in the ensuing sentence of this paragraph (a), which Base Salary will be payable in accordance with the customary payroll practices of the Bank. The Bank’s Board shall review not less often than annually the then current per annum rate of Executive’s Base Salary, based upon such factors as each board deems relevant, and in connection with any such review, may enter into negotiations with Executive to increase Executive’s Base Salary above its then current per annum rate (in which event the new base salary shall become Executive’s “Base Salary” under this Agreement), or to maintain Executive’s Base Salary at its then current per annum rate. Under no circumstances, however, may the Bank’s Board decrease Executive’s Base Salary to a per annum rate below the per annum rate then in effect, unless Executive shall have expressly consented in advance in writing to such decrease, or based upon a Bank-wide decrease to most executive officers compensation due to the economic performance of the Company or the Bank, and provided that the percentage decrease to Executive’s Base Salary shall not be in excess of the average decrease to the other executive officer’s base salaries. In the absence of any review or other action by the Bank’s Board, Executive shall continue to receive his Base Salary at the per annum rate then in effect, as last approved by the Bank’s Board or as set forth in this Section 3. The parties agree that the negotiations regarding Executive’s Base Salary shall be concluded no later than February 28 of the year, retroactive to January 1 of such year (with any amounts owed from January 1 to the date of determination of the new Base Salary paid in the next payroll immediately following such determination).

(b)          Bonus. Executive shall be entitled to an annual cash bonus payment (the “Bonus Payment”) under the Bank’s Executive Annual Incentive Plan, or any successor thereto, to be determined by the Bank’s Board after discussion with President and Chief Executive Officer and with the Executive. The Bonus Payment will be based upon the achievement of certain performance targets for such year established by the Compensation Committee of the Bank’s Board, subject to the other terms and conditions of the bonus plan and applicable law and regulation. Any such Bonus Payment shall be made not later than March 15th of the calendar year following the calendar year in which the services are performed to which the Bonus Payment relates (so that the Bonus Payment constitutes a short-term deferral exempt from Code Section 409A, as defined herein). Payment to Executive for any calendar year of a Bonus Payment, if any, shall not be construed as an increase in Executive’s Base Salary. Any payment to Executive of a Bonus Payment in any year shall not be offset against, and shall not preclude payment to Executive of, any other special cash incentive compensation or cash bonus under any other incentive compensation plan, program or arrangement of the Bank that may be applicable to Executive from time to time.

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 (c)         Vacation and Holidays. Executive shall be entitled to twenty-five (25) paid vacation days each year in accordance with the terms of the Bank’s vacation policy, to be taken at times selected by him and which are, to the maximum extent possible, at a time mutually agreed upon by the parties or in accordance with the Bank’s policies. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Bank. After three (3) months of employment with the Bank, five (5) days of annual sick leave and five (5) days of annual personal leave accrue.

(d)          Stock-Based Awards. Executive shall be entitled to participate in any equity or equity-based compensation plans as may be adopted by the Company and, as necessary, approved by the Company’s stockholders from time to time, under which awards may be granted to senior officers or employees of the Company or the Bank (any such, a “Stock Plan”). The terms and conditions of any such types of equity awards granted to Executive generally shall be not less favorable from the standpoint of the award recipient than the terms and conditions of such types of awards granted to other similarly-situated senior officers, subject to the terms and conditions in the relevant Stock Plan.

(e)          Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites of the Bank that is generally available to senior officers of the Bank in accordance with such plans, arrangements or perquisites standard eligibility requirements. Executive shall also be entitled to participate in any employee benefits or perquisites the Bank offers to senior officers or employees from time to time during the Term of his employment. The Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder (other than a reduction or elimination of benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law)) without separately providing for an arrangement that both ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse changes, and which does not give rise to a violation of Code Section 409A. Without limiting the generality of the foregoing provisions of this paragraph (e), Executive shall be entitled to participate in or receive benefits under all plans relating to stock options, restricted stock awards or restricted stock units, stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement, directors’ retirement, group life insurance, medical and other health and welfare coverage that are made available by the Bank currently or at any time in the future during the Term of this Agreement, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements.

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4.            CERTAIN EARLY TERMINATIONS OF EMPLOYMENT; PAYMENTS AND BENEFITS.

(a)          Termination of Executive by the Bank, Not for Cause. If at any time during the Term of Executive’s employment under this Agreement, the Bank early terminates Executive’s employment (other than a Termination for Cause under Section 7 or a Termination due to Disability under Section 12), the Bank (i) shall pay to Executive the cash payment specified in paragraph (c) of this Section 4, below, and (ii) shall provide and pay to Executive those post-termination benefits and payments specified in paragraph (d) of this Section 4, below. A termination of Executive’s employment by the Bank pursuant to the foregoing sentence (any such, a “Termination without Cause”) shall be effected by way of a written Notice of Termination delivered by the Bank to Executive, as defined and subject to the terms and conditions set forth in Section 8(b) below, which notice, among other things, shall identify the proposed Termination Date, which date may not be earlier than the date of the notice. The ultimate Termination Date of Executive’s employment shall be the proposed Termination Date identified in the Notice of Termination, unless prior to such date the parties shall mutually agree in writing (a) that there will not be any such termination of Executive’s employment under this Section 4(a), or (b) that such termination will take place but as of some other date that is earlier or later than such proposed Termination Date, in which event such other date will become the actual Termination Date.

(b)          Termination of Employment by Executive for Good Reason.

(i)       Executive’s Election and Notice. If at any time during the Term of Executive’s employment under this Agreement, there shall occur any of the specific actions or events, or series of actions or events, that individually or collectively constitute “Good Reason,” as defined in Section 25 of this Agreement, Executive shall have the right, exercisable by him at any time within ninety (90) days after he first becomes aware (or reasonably should have become aware) of such occurrence, to elect to terminate his own employment with the Bank under this Section 4(b). Such termination (a “Termination for Good Reason”) shall be communicated to the Bank by way of a prior written Notice of Termination, as defined and subject to the terms and conditions set forth in Section 8(b) below, delivered by Executive to the Bank, which notice, among other things, shall identify with reasonable specificity the action or event, or series of actions or events, constituting the Good Reason underlying Executive’s election, as well as the proposed Termination Date of his employment, which date may not be earlier than the thirtieth (30th) day following the date of such notice.

(ii)      Possible Cure. If Executive has elected to terminate his own employment under this Section 4(b) and has delivered a Notice of Termination to such effect, the Bank, if it has the ability to cure the actions or conditions constituting the Good Reason cited by Executive in his notice before the proposed Termination Date identified in Executive’s notice (or such later Termination Date as may be agreed upon by the parties), may elect to effect such a cure. If the Bank succeeds in such cure, then: (A) the proposed Termination for Good Reason by Executive of his own employment under this paragraph (b) will be deemed ineffective, (B) the mutual obligations, duties and rights of the parties under this Agreement will continue in effect as though Executive had never attempted to terminate his employment for Good Reason, and (C) the Bank not shall take any adverse or retaliatory action against Executive solely as a result of his initial election to terminate his employment under this Section 4(b).

(iii)     Consequences of Termination. If, and when, a Termination for Good Reason by Executive of his own employment under this paragraph (b) becomes effective, the Bank (i) shall pay to Executive the cash payment specified in Section 4(c) below, and (ii) shall provide and pay to Executive the continuing post-termination benefits and payments specified in Section 4(d), below. The Termination Date of such termination shall be the proposed Termination Date set forth in Executive’s notice of Termination, unless prior to such date the parties shall mutually agree in writing (a) that there will not be any such termination of Executive’s employment under this Section 4(b), or (b) that such termination will take place but as of some other date that is earlier or later than such proposed Termination Date, in which event such other date will become the actual Termination Date.

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 (c)         Cash Payment. In the event of any Termination without Cause of Executive’s employment under Section 4(a) above, or any Termination for Good Reason by Executive of his own employment under Section 4(b) above, the Bank shall pay to Executive (or, if Executive dies after such termination of employment but before such payment, to his beneficiary(ies) or his estate, as the case may be), within the period following the Termination Date specified below, a amount in cash equal to two (2) times Executive’s Base Salary. The parties hereto further agree that all payments received by Executive hereunder will not be subject to diminution if Executive, subsequent to such Termination Not for Cause or Termination for Good Reason, becomes employed elsewhere.

The total amount paid to Executive under this Section 4(c) shall be paid in a single lump sum cash distribution made within ten (10) days following the Termination Date; provided however, if, at the Termination Date, Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Internal Revenue Code (the “Code”), such payment shall be delayed until the first day of the seventh full month following the Termination Date, or ten (10) days following his earlier death.

(d)           Other Post-Termination Benefits. In the event of Executive’s Termination without Cause under Section 4(a), above, or Termination for Good Reason under Section 4(b) above, Executive shall become immediately vested in any outstanding unvested equity or equity-based awards granted to Executive.

5.            VOLUNTARY TERMINATION BY EXECUTIVE OF EMPLOYMENT WITHOUT GOOD REASON.

(a)           30 Day Prior Notice. If at any time during the Term of Executive’s employment under this Agreement, Executive elects to voluntarily terminate his own employment with the Bank, other than any such early termination that qualifies as (i) a Termination for Good Reason under Section 4(b), above, or (ii) a termination for Disability or upon Retirement under Section 12, below, Executive shall be obligated to deliver, and shall deliver to the Bank, a prior written Notice of Termination, as defined and subject to the terms and conditions set forth in Section 8(b), below, which notice, among other things, shall identify the proposed Termination Date, which may not be earlier than the thirtieth (30th) day nor later than the forty-fifth (45th) day following the date of the notice.

(b)          Payments; Benefits. In the event of any such voluntary termination of employment by Executive under this Section 5, Executive shall be entitled to receive from the Bank, as of or after the Termination Date of his employment, any accrued but unpaid Base Salary payable to Executive as of the Termination Date, and any other benefits or rights due to Executive as of or after the Termination Date under any other compensation or benefit plan, policy or arrangement of the Company and/or the Bank as in effect on the Termination Date, including any vested benefits or amounts payable thereunder to Executive as a former employee, in accordance with the terms and conditions of such plans, policies and arrangements, including retirement plans and health and welfare plan.

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6.          PAYMENT TO EXECUTIVE UPON TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IN CONNECTION WITH THE A CHANGE IN CONTROL.

(a)         Payment Upon a Change in Control. In the event Executive has a Termination without Cause or Termination for Good Reason in connection with or following a Change in Control, as defined in Section 25, below, the Bank shall, within ten (10) days following the termination of employment, pay and provide to Executive (or if Executive dies prior to such payment, to his beneficiary or beneficiaries or his estate, as the case may be), in lieu of any cash payments under Section 4(c) above which are payable only in the event of a termination of employment prior to a Change in Control, a lump sum cash payment equal to two (2) times Executive’s Base Salary. , In addition, in the event Executive has a Termination without Cause or Termination for Good Reason in connection with or following a Change in Control, Executive shall be entitled to the Post-Termination Benefits set forth in Section 6(b) below.

(b)          Post-Termination Benefits. In the event of a Termination without Cause or a Termination for Good Reason in connection with or following a Change-in-Control, as defined in Section 25, Executive shall become immediately vested in any outstanding unvested equity or equity-based awards granted to Executive.

7.            TERMINATION OF EXECUTIVE’S EMPLOYMENT FOR CAUSE.

(a)           At any time during the Term of this Agreement, including after a Change in Control, the Bank may terminate Executive’s employment hereunder for “Cause,” as defined in Section 25, below. In the event that any termination under this Section 7 (a “Termination for Cause”) becomes effective, Executive shall not have any rights to receive, and shall not receive, any compensation or benefits for any period after the Termination Date, including compensation or benefits that he would otherwise have been entitled to receive after a termination of his employment under any other provisions of this Agreement, except for any such compensation or benefits that he is entitled to receive as a matter of law.

(b)          In order for a Termination for Cause to become effective under this Section 7, each of the following must occur:

(i)	Notice. The Bank must deliver to Executive a written Notice of Termination, as defined, and meeting the requirements set forth in Section 8(b) below, which notice (i) clearly discloses that the Bank intends to terminate Executive for Cause within the meaning of this Section 7; (ii) sets forth in reasonable detail the facts and circumstances allegedly constituting such Cause such that Executive has a fair opportunity to understand and defend himself against such allegations; and (iii) advises Executive of his right to request a hearing, as described in subparagraph (b)(ii), below, and the date or range of dates for such hearing, if requested.

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(ii)	Hearing. The Bank, as applicable, shall provide Executive with an opportunity to be heard, with assistance of counsel if he so desires, before the Bank’s Board at a hearing to be held on a date or within a range of dates identified in the Notice of Termination, which date may not in any event be earlier than the thirtieth (30th) day after the date of the notice, for the purpose of enabling Executive to demonstrate, through written and/or verbal rebuttal, that Cause for his termination does not exist. The hearing may be held in conjunction with a regular or special meeting of the Bank’s Board at which Executive’s Termination for Cause will subsequently be evaluated and determined.

(iii)	Final Determination by Board. After the hearing (if there is a hearing), or after a period of at least thirty (30) days has elapsed after the date of the Notice of Termination (if there is not a hearing), the Bank’s Board, acting at a regular or special meeting of such board duly called and held, shall make a final determination in its reasonable discretion as to whether Cause for the termination of Executive exists and if the board determines, by the affirmative vote of not less than a majority of the entire membership thereof (excluding Executive), that Cause for the termination of Executives does exist and that Executive should be terminated for Cause, there shall be delivered to Executive written notice of the final determination of the board that Executive be terminated for Cause and identifying the effective date of such termination (the “Termination Date”).

(c)           Without limiting the foregoing, the Bank, on or after delivery to Executive of the initial Notice of Termination to Executive, may suspend Executive, with or without pay (but with all benefits continued), for a period not to exceed forty (40) days, and such suspension shall not constitute either a Termination without Cause or a Termination for Good Reason of Executive under the Agreement. In the event that Executive is suspended and it is ultimately determined that Executive should not be terminated for Cause, then Executive shall immediately resume employment with the Bank in accordance with the terms of this Agreement, and if Executive’s suspension was without pay, then all suspended pay shall be paid to Executive with his first paycheck after the suspension is lifted. To the extent possible, the Bank shall take all necessary actions to either not disclose the suspension, or if disclosure is required, that such disclosure be made in a manner that is reasonably determined to not adversely affect the personal and business reputation of Executive.

8.            CERTAIN NOTICES

(a)          Non-Renewal Notice. Any Non-Renewal Notice delivered by the Bank to Executive under Section 2(b) of this Agreement shall be in writing. Such notice shall state that the Bank’s Board has elected to discontinue the automatic extension of the Term of Executive’s employment under Section 2(b), by action taken by the Board, and shall identify the date on which the Board acted, and that such date shall be deemed the date of non-renewal as well as the date of the Non-Renewal Notice. Any notice given under this Section 8(a) may be delivered to Executive (i) in person, by an agent or representative of the Bank, (ii) by paid courier, (iii) by e-mail (in which there must be a confirmation that the email was received and read), or (iv) by U.S. mail, return receipt requested, in each case, at or addressed to the residence address of Executive (or if by email, the email address of Executive) as set forth at such time on the Bank’s records.

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(b)          Notice of Termination. In the event of any early termination of Executive’s employment under this Agreement, including without limitation under any of Sections 4, 5 and 7, the notice of termination (a “Notice of Termination”) required to be delivered by the party electing to terminate Executive’s employment to each of the other party hereto shall be in writing, and shall identify (i) the specific termination provision in this Agreement relied upon by the terminating party, (ii) the terminating party’s proposed Termination Date for such termination, and (iii) the date of the notice, determined as provided below. The Notice of Termination shall also set forth such other information, if any, as may be required in the particular termination provision under which the election is being made. The Notice of Termination must be delivered in person by the terminating party, or by a representative or agent of any such party, to the other party, at the address of the particular party (which shall be the street address of the main office of the Bank on such date, and for Executive, the street address of his principal residence on such date). The date of any Notice of Termination is the date such notice is delivered to the party entitled to such delivery. Such date of delivery shall be set forth on the notice itself, or shall be communicated by the terminating party to the other party by other means, including email or other electronic means of communication (in which case there must be a confirmation that the email or other electronic means of communication was received and read), on or as soon as possible after the date of the notice.

(c)          Upon delivery by either party to the other party of a Notice of Termination with respect to any early termination of Executive’s employment under this Agreement, the ability of the other party to early terminate Executive’s employment hereunder shall be suspended until the attempt by the party giving the earlier Notice of Termination to achieve such termination is abandoned or fails, provided however, that no provision in this Agreement, including this Section 8(c), will prevent, suspend, or in any way delay or interfere with any determination by the Bank to notify Executive that he is being terminated for Cause and to proceed with all actions required in connection with such termination, which determination, once reached and communicated to Executive by way of a Notice of Termination, will preempt and preclude the Executive, to early terminate his employment, until the for Cause termination proceeding has been completed or abandoned.

9.            REDUCTION OF PAYMENTS TO AVOID EXCESS PARACHUTE PAYMENT.

Notwithstanding anything herein to the contrary contained in this Agreement or in any other agreement between the Company and/or the Bank and Executive or any plan or policy of or binding upon the Company and/or the Bank, in the event that the aggregate payments or benefits made or to be made to Executive under this Agreement, in connection with a “change of control” as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), when combined with any other payments or benefits made or permitted, or required to be made or permitted, to Executive under any other plan, agreement or arrangement of the Company and/or the Bank or any of their subsidiaries or affiliates, should cause or have caused Executive to be obligated to pay or to become liable for any Federal excise taxes under Code Section 4999(a) and/or any state or local excise taxes attributable to payments that qualify as “excess parachute payments” under Code Section 280G, as determined by an accounting or law firm (“Firm”) regularly utilized by the Company and/or the Bank, then such payments payable under this Agreement shall be reduced to avoid such “excess parachute payment,” as defined in Code Section 280G(b)(1). The manner of reduction shall be determined by the Company, taking into account any requests of Executive regarding which parachute payments shall be reduced, unless such request would give rise to a violation of Code Section 409A or other applicable law. Nothing in this Section 9 shall result in the reduction of any payments or benefits to which Executive may be entitled upon termination of employment and/or a Change in Control other than as specified in this Section 9, or a reduction in benefits payable under this Agreement below zero.

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10.          POST-TERMINATION OBLIGATIONS.

Executive shall, upon reasonable notice, furnish to the Bank such information and assistance as may reasonably be required in connection with any litigation to which the Bank or any of its affiliates is, or may become, a party. Executive also agrees, upon prior reasonable notice and reimbursement by the Bank of reasonable costs and expenses of Executive, including for his time, to cooperate with the Bank or its affiliates in any legal matters that may require Executive’s participation and/or assistance during the twenty-four (24) month period following the Expiration Date of Executive’s employment under this Agreement or any earlier termination of such employment. Executive expressly agrees to provide reasonable assistance (including testimony where appropriate) in such matters. The Bank will only request such assistance from Executive if such assistance is reasonably necessary.

11.          NON-COMPETITION, NON-SOLICITATION, NON-DISCLOSURE AND NON-DISPARAGEMENT.

(a)          Non-Solicitation. Executive recognizes that the business of the Company and the Bank is highly competitive, and therefore acknowledges and agrees that at all times while employed by the Bank and for a period of one (1) year following the termination of Executive’s employment with the Bank, Executive shall not, directly or indirectly, individually or together with any other person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, executive, manager, agent, representative, independent contractor, consultant or otherwise:

(i)	solicit in any manner or seek to obtain the business of any person who is or was a customer or an active prospective customer of the Company or the Bank during the one-year period prior to the termination of Executive’s employment; or

(ii)	request or advise any customer, supplier, vendor or others who were doing business with the Company or the Bank during the one-year period prior to the termination of Executive’s employment, or any other person, to terminate, reduce, limit or change their business or relationship with the Company or the Bank; or

(iii)	induce, request or attempt to influence any officer of the Company or the Bank to terminate his or her employment with the Company or the Bank;

provided, however, this Section 11(a) shall not apply to hiring or recruitment efforts that are initially directed to the public without the direct or indirect involvement by Executive (e.g., through a recruiter or a recruiting website).

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(b)          Non-Disclosure. Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of the Company, the Bank and their affiliates, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company, the Bank and their affiliates. Executive will not, for a period of three (3) years following expiration or termination of his employment hereunder, disclose any knowledge of the past, present, planned or considered business activities of the Company, the Bank or their affiliates to any person, firm, corporation or other entity for any reason or purpose whatsoever, unless expressly authorized in writing to do so by the Bank’s Board or as required by law upon the written advice of qualified legal counsel. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, the Bank or their subsidiaries. In the event of a breach or threatened breach by Executive of the provisions of this Section 11(b), the Company and/or the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, knowledge of the past, present, planned or considered business activities of the Company, the Bank or their subsidiaries or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company and/or the Bank from pursuing any other remedies available to the Company and/or the Bank for such breach or threatened breach of this Section 11(b), including the recovery of damages from Executive.

(c)           Non-Disparagement. Executive agrees that, during the Term and thereafter, he will not, directly or indirectly, alone or in conjunction with any other party, make statements to customers or suppliers of the Company and/or the Bank or to other members of the public that are in any way disparaging or negative towards the Company or the Bank, or the products or services of either, or the Company’s or the Bank’s representatives, Directors, or employees. The Bank agrees that, during the Term and thereafter, it will not, directly or indirectly, alone or in conjunction with any other party, make statements to customers or suppliers of the Company and/or the Bank or to other members of the public that are in any way disparaging or negative towards Executive.

(d)           Remedies. Executive acknowledges and agrees that his obligations under this Section 11 are of a special and unique nature and that a failure to perform any such obligation or a violation of any such obligation would cause irreparable harm to the Company and/or the Bank, the amount of which cannot be accurately compensated for in damages by an action at law. In the event of a breach by Executive of any of the provisions of this Section 11, the Company and/or the Bank shall be entitled to an injunction restraining Executive from such breach. Nothing in this Section shall be construed as prohibiting the Company and/or the Bank and/or Executive from pursuing any other remedies available for any breach of this Section 11.

12.          DEATH, DISABILITY OR RETIREMENT.

(a)          Death. This Agreement shall terminate upon Executive’s death, and within thirty days of Executive’s death, the Bank shall pay to Executive’s estate (at the direction of his executor or administrator), as the case may be, the sum of: (a) the amount of any earned but unpaid Base Salary and benefits; plus (b) one (1) times Executive’s Base Salary. In addition, Executive shall become immediately vested in any outstanding unvested equity or equity-related awards granted to Executive (including any performance restricted share unit awards).

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(b)          Disability. In the event of a determination of Disability, Executive’s obligation to perform services under this Agreement will terminate. In the event of a determination of Disability in accordance, Executive shall receive benefits under any disability program sponsored by the Bank. In addition, Executive shall become immediately vested in any outstanding unvested equity or equity-related awards granted to Executive (including any performance restricted share unit awards).

(c)          Retirement. If Executive has attained retirement or early retirement age under any tax-qualified retirement plan of the Bank in which Executive is a covered employee (“Retirement Plan”), Executive may elect to retire under such Retirement Plan, in the manner and subject to the procedures specified in such plan, and in such event, Executive shall be entitled to such benefits and shall receive such payments as are provided under such Retirement Plan and under any other tax-qualified or nonqualified retirement pension, severance or other similar plan then maintained by the Bank in which Executive is then a covered employee or otherwise entitled to participate. The termination of Executive’s employment incident to such retirement will not be deemed an early termination of Executive’s employment under any of Sections 4, 5 or 7 of this Agreement.

13.          EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto regarding the issues addressed herein, and supersedes any prior agreement or other understanding (whether or not in writing) between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.          NO ATTACHMENT.

(a)           No Offset or Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)          Binding. This Agreement shall be binding upon and inure to the benefit of Executive, the Company and the Bank and their respective successors and assigns.

15.          MODIFICATION AND WAIVER.

(a)           Modification/Amendments. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

(b)          Waivers. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

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16.          SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.          HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.         GOVERNING LAW; JURISDICTION AND VENUE.

(a)          This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law of the State of New York and applicable federal law.

(b)          Any and all disputes arising out of this Agreement shall be adjudicated by the Supreme Court of the State of New York, New York County. Furthermore, the Supreme Court of the State of New York, New York County shall exclusively have and exercise personal jurisdiction over the parties hereto concerning any and all disputes arising out of this Agreement and the parties hereto unconditionally submit to such jurisdiction and the exclusivity thereof.

THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT THEY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS STATED ABOVE.

19.          ATTORNEY’S FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company and/or the Bank if and only if Executive is wholly successful in to a legal judgment, arbitration or settlement. Such payment or reimbursement shall occur no later than two and one-half (2½) months after the dispute is settled or resolved in Executive’s favor. If Executive does not wholly prevail in such dispute or question of interpretation relating to this Agreement, then each party shall be responsible for the payment of such party’s own legal fees and expenses.

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20.          NO WAIVERS.

The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision in accordance herewith.

21.          INDEMNIFICATION.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the expense of the Bank, and the Bank shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements.

22.          SUCCESSORS AND ASSIGNS.

The Company and/or the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and/or the Bank, expressly and unconditionally to assume and agree to perform the Company’s and/or the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company and/or the Bank would be required to perform if no such succession or assignment had taken place. Failure of any successor or assignee of the Company or the Bank, whether pursuant to a Change in Control or otherwise, to assume the Agreement shall be deemed to be a material breach of this Agreement, in which case payments shall be made to Executive pursuant to Section 6 (reduced by any payments previously made pursuant to that Section).

23.          SUBJECT TO APPLICABLE LAW.

Any payments made or benefits provided by the Company and/or the Bank to Executive pursuant to this Agreement, or otherwise, and any rights or obligations related to such payments or benefits, are subject to and conditioned upon compliance with applicable law, including but not limited to 12 U.S.C. §§371c, 371c-1 and 12 C.F.R. Part 223 promulgated thereunder, and 12 U.S.C. §1828(k) and 12 C.F.R. Part 359 promulgated thereunder.

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24.          SECTION 409A COMPLIANCE.

The parties intend that all provisions of this Agreement shall either be exempt from or comply with the requirements of Code Section 409A. For purposes of this Agreement, “termination,” “termination date” and “terminate” when used in the context of termination of employment shall mean a “separation from service” with the Bank and its affiliates (i.e., generally an entity 50% or more of which is owned or controlled by the Bank), as such term is defined in Treasury Regulation Section 1.409A-1(h) (provided, that the reasonably anticipated reduced level of bona fide services, if any, to be performed by Executive after such separation from service shall be less than 50 percent of the average level of bona fide services provided to the Bank and its affiliates by Executive in the immediately preceding 36 month period). Nothing in this Agreement shall be interpreted to permit accelerated payment or further deferral of nonqualified deferred compensation, as defined in Code Section 409A, or any other payment or further deferral in violation of the requirements of Code Section 409A. Executive does not have any right to make any election regarding the time or form of payment due under this Agreement. Expenses and reimbursement of expenses will be paid by the Bank consistent with its generally applicable policies, and in any event no later than the end of the calendar year following the calendar year in which the expenses are incurred. With respect to reimbursements that constitute taxable income to Executive, no such reimbursements or expenses eligible for reimbursement in any calendar year shall in any way affect the expenses eligible for reimbursement in any other calendar year and Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit. No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Agreement as necessary to comply with Code Section 409A or an exemption therefrom and fulfill the purpose of the voided provision, or to comply with any available correction program that would eliminate or mitigate potential sanctions under Code Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Code Section 409A from Executive or any other individual to the Bank or any of its affiliates, employees or agents. All taxes associated with payments made to Executive pursuant to this Agreement, including any liability imposed under Code Section 409A, shall be borne by Executive.

25.          CERTAIN DEFINED TERMS.

For purposes of this Agreement, the following capitalized terms shall have the meanings given to each below

(a)           “Cause.” For purposes of this Agreement, “Cause” shall mean, the Executive’s (i) consistent failure to comply with the rules, procedures or policies of the Bank and its affiliates including, without limitation, any failure to timely report to work at expected work hours, such determination to be made by the Bank in its sole and absolute discretion, (ii) failure to perform the duties assigned by the President of the Bank or the Board in a manner that fully meets expected performance standards, as determined by the Bank in its sole and absolute discretion, (iii) perpetrate an act that constitutes a crime, including without limitation, a felony, misdemeanor, fraud, larceny, embezzlement, misappropriation of funds or other misconduct, which results in pecuniary loss to the Bank or any of its affiliates or that brings the Bank or any of its affiliates into public disrepute, (iv) failure or refusal to perform any of his duties or responsibilities, or breach of his duties or obligations under this Agreement, any such failure, refusal or breach to be determined by the Bank in its sole and absolute discretion, (v) disqualification of the Executive to serve as a senior officer of the Bank by any regulatory agency, (vi) willful malfeasance, misconduct, negligence, or incompetence, (vii) engaging in any material transaction which constitutes self-dealing or a conflict of interest between the Executive and the Bank without prior disclosure of such transaction to the Bank by the Executive and receipt of prior written approval from the Bank, or (viii) use of alcohol or drugs that interferes with the performance of the Executive’s duties or other obligations to the Bank and its affiliates.

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(b)           “Change-in-Control.” For purposes of this Agreement, a “Change in Control” shall mean the first to occur of any of the following events:

(i)	A change in the composition of the Company’s Board or the Bank’s Board occurring within a rolling two-year period commencing on the Commencement Date and each annual anniversary thereafter, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” refers to the persons who were directors of either the Bank or the Company immediately before the beginning of such two-year period commencing on the Commencement Date; provided that any director who was not a director as of the Commencement Date shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (relating to the election of directors) shall be deemed to be an Incumbent Director;

(ii)	The Board of Directors of the Company or the Bank effect a merger or consolidation of the Company or the Bank with any other corporation or bank, other than a merger or consolidation in which persons constituting a majority of the board of directors of the corporation or the bank resulting from the merger or consolidation are Incumbent Directors; or

(iii)	The Company or the Bank sells to any one person, or more than one person acting as a group (as determined under Code Section 409A) assets of the Company or the Bank that have a total fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such disposition or related dispositions, where “gross fair market value” means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets).

Notwithstanding anything herein to the contrary, this definition of Change in Control will conform to the requirements of Code Section 409A and any provision in this definition inconsistent therewith will be null and void.

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(c)           “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence during the Term of Executive’s employment under this Agreement of any one or more of the following actions or events, or series of actions or events, unless the same shall have been expressly consented to, in advance, by Executive in writing: (A) failure by the Bank’s Board to elect or re-elect or appoint or re-appoint Executive as Executive Vice President and Chief Lending Officer of the Bank, in connection with any annual or other election or appointment by the Bank of its senior officers for an upcoming year or period (the foregoing provisions shall apply equally to the failure by the Bank’s Board to appoint or re-appoint or to elect or re-elect Executive to the position of Executive Vice President and Chief Lending Officer of a successor to the Bank); (B) any material diminution in Executive’s functions, duties or responsibilities with the Bank or its affiliates , the general effect of which would cause Executive’s positions to become of lesser responsibility, importance or scope from the positions and attributes thereof described in Section 1 of this Agreement; (C) relocation of Executive’s principal place of employment to any location more than fifteen (15) miles radius from Executive's principal place of employment on the Commencement Date, unless the distance in miles between Executive’s principal residence and his new principal place of employment following such relocation is less than the distance in miles between Executive’s principal residence and his principal place of employment immediately prior to such relocation; (D) the completion of any liquidation or dissolution of the Bank or the Bank, other than a liquidation or dissolution that is caused by a reorganization that does not affect the status of Executive; or (E) any material breach of this Agreement by the Bank.

26.           PERFORMANCE GUARANTEE; SOURCE OF PAYMENTS.

The Company unconditionally agrees to pay and provide to Executive all amounts and benefits due hereunder to Executive, including amounts and benefits specifically required to be paid and provided by the Bank, if such amounts are not timely paid or provided by the Bank, for any reason or no reason. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the payor.

27.           EXECUTIVE REPRESENTATIONS AND WARRANTIES.

Executive expressly represents and warranties that he: (i) is not a party to any non-competition and/or non-solicitation agreement or employment agreement containing non-compete and/or non-solicitation provisions with any other employer or former employer which would in any way restrict Executive’s performance of the duties set forth in this Agreement; (ii) is not subject to any other obligation which would in any way restrict the performance of his duties hereunder; and (iii) will not bring to the Bank during his employment or use in connection with his employment any confidential or proprietary information that he used or had access to by reason of any previous employment that is the property of another employer.

[Signature Page Follows]

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SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:	METROPOLITAN BANK HOLDING CORPORATION (as guarantor of payments under the Agreement)

/s/ Mark R. DeFazio
Secretary	Mark R. DeFazio President and Chief Executive Officer

METROPOLITAN COMMERICAL

/s/ Mark R. DeFazio
Secretary	Mark R. DeFazio President and Chief Executive Officer

WITNESS:	EXECUTIVE:

/s/Scott Lublin
Secretary	Scott Lublin

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